PERFORMANCE SHARE UNIT GRANT AGREEMENT
UNDER THE EXECUTIVE LONG-TERM INCENTIVE PLAN,
UNDER THE BUSINESS OFFICER EQUITY PROGRAM
PURSUANT TO THE 2014 KEY EMPLOYEE STOCK PLAN
TO: <<Participant>>
To recognize and reward your contribution toward the long-term success of John Wiley & Sons, Inc. (Wiley or Company), you have been granted this performance share unit award (Award) under the Executive Long-Term Incentive Plan or the Business Officer Equity Program (together herein defined as Program), pursuant to the Company’s 2014 Key Employee Stock Plan (Plan). The Award represents the right to receive shares of the Company’s Class A Common Stock (Shares) that are subject to achievement of the performance criteria and of the vesting conditions set forth in this agreement (Agreement).
The details of your Award are summarized below:
Grant ID: <<Grant ID>>
Grant Date: <<Grant Date>>

Target Number of Performance Share Units: <<Number of RPSUs>>

Performance Period: Fiscal Years 2021-2023 (May 1, 2020-April 30, 2023)
Vesting Date: 100% on June 30, 2023, except as otherwise provided in Section 3.
The terms of the Award are as set forth in this Agreement and in the Plan, a copy of which is available on the UBS One Source Website. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
1.
Performance Criteria. The Performance Period for this Award is three (3) fiscal years – one year of financial performance and continued employment through the Vesting Date, except as otherwise noted in Section 3.  Fiscal Year 2021 Company EBITDA (weighted at 60%) and Fiscal Year 2021 Company or Business Revenue (weighted at 40%) are the financial performance measures used for this performance period.  Participants in the Businesses noted below at the time Awards are granted will have that Business’ Revenue measure, and other participants will have the Company Revenue measure.  The non-achievement of the threshold performance level for one of the financial criteria does not preclude a payout for that other financial criteria.

EBITDA  Adjusted operating income excluding depreciation expense and amortization of intangible and product development assets in the Company’s Summary of Operations, consistent with amounts reported for the Company’s adjusted EBITDA results reported publicly, for Fiscal Year2021.

Revenue  (Total Wiley and Business) Gross annual Revenue, net of provision for returns, cancellations, etc., in a manner consistent with amounts reported for the Company’s segment and total results for Fiscal Year 2021.
Performance Level for	Payout Range for Such Goal
<Threshold	No performance share units are earned
Threshold	50% of the target number of performance share units are earned
>Threshold and <Target	between 50% and 100% of the target number of performance share units are earned, on a pro-rata basis
Target	the target number of performance share units are earned
>Target and <Outstanding	between 100% and 200% of the target number of performance share units are earned, on a pro-rata basis
Outstanding or above	200% of the target number of performance share units are earned

Discretion: Regardless of any provision of the Plan to the contrary, the Committee will not exercise its discretion to adjust any award downward below the amount that would otherwise be payable except in extraordinary circumstances.
2.
Issuance of Shares and Shareholder Rights. Following the performance period, any performance share units earned for the performance period remain subject to vesting as described herein.  You shall not have any right in, to, or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you.  One Share shall be issuable for each performance share unit that vests on such vesting date subject to the terms and provisions of the Plan and this Agreement.  On or promptly following that date, the Company shall transfer such Shares to you upon satisfaction of any required minimum tax withholding obligations. No fractional shares shall be issued under this Agreement. Following settlement of the Award, and upon satisfaction of all minimum tax withholding obligations, you become a shareholder of record, and shall receive voting rights and rights with respect to dividends paid thereafter on the Shares awarded.

3.	Termination of Employment.
a.
Resignation or Termination with Cause.  Except as otherwise provided in this Section or in a written agreement approved by the Executive Compensation and Development Committee (Committee), if you resign, or if your employment is terminated by the Company with Cause before the Award is vested, you shall forfeit the right to receive an Award (whether or not the performance criteria have been met).

b.
Retirement, Termination without Cause.  If you Retire, or if your employment is terminated by the Company without Cause, and you have been an active participant in the performance period for at least one (1) year or more, you shall receive a prorated Award, which shall be paid out in Shares based upon actual performance upon the conclusion of the performance period.

c.
Death or Disability.  In the event of your death or Disability while in employment prior to the end of the performance period, you (or, in the event of your death, your estate) shall receive a prorated Award which shall be paid out in Shares based upon actual performance upon the conclusion of the performance period.  In the event of your death or Disability following the end of the performance period but prior to full vesting of the Shares, you (or, in the event of your death, your estate) shall receive an Award which shall be paid out in Shares based upon actual performance upon the conclusion of the performance period. “Disability” for this purpose shall be determined by the Committee pursuant to Section 22(e) (3) of the Code.

d.	Change in Control. In the event of a Change in Control, as that term is defined in the Plan, in cases where:
i.	the acquiring company is not publicly traded, or
ii.	where the acquiring company is publicly traded and the company does not assume or replace the outstanding equity, or
iii.	your employment is terminated without Cause or Constructive Discharge within twenty-four (24) months following a change in control where the awards were assumed or replaced, the target Award (determined as if performance were at the target level) granted pursuant to this Agreement shall immediately become fully vested, and all Shares granted pursuant to this Agreement that are earned but unvested shall immediately become fully vested and settled through the issuance of Shares promptly following such event.
Cause is defined as:  (A) your refusal or willful and continued failure to substantially perform your material duties to the best of your ability (for reasons other than death or disability), in any such case after written notice thereof and your failure to remedy such refusal or failure; (B) your gross negligence in the performance of your material duties; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) your conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) your material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.
Constructive Discharge is defined as:  (A) any material reduction of your base salary or total compensation opportunity other than a general reduction in base salary and/or total compensation opportunity that affects all substantially similar executives in substantially the same proportion; (B) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company (other than temporarily while you are physically or mentally incapacitated, or as required by applicable law); or (C) the relocation of your primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for you.

Retirement is defined as a participant’s retirement after attaining a minimum of age 55 with 10 or more years of continuous employment with the Company, or any Subsidiary or Affiliate.
4.	Restrictions. Except as otherwise provided for in this Agreement or in the Plan, the performance share units or rights granted hereunder may not be sold, pledged or otherwise transferred.
5.	Non-Compete, Non-Solicitation
a.
During your employment with the Company, you have and will become familiar with the Company’s trade secrets, information related to the operations, products and services of the Company, and with other Confidential Information concerning the Company, its subsidiaries, affiliates, and companies acquired by the Company. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business.

A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Company business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Company business unit to which you rendered services during the two year period prior to the date at issue.  In the event that you have an enterprise role at the Company, you will be deemed to render services to all Company business units.
b.
During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any affiliate at any time during the last twelve (12) months, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates).

c.
Forfeiture of Awards.  By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions will apply if the Committee determines, in its sole judgment, that you have engaged in an act that violates paragraph (a) and/or (b).  In such a determination, your outstanding Performance Share Units will immediately be rescinded, and you will forfeit any rights you have with respect to these Performance Share Units as of the date of the Committee’s determination.  In addition, you hereby agree and promise immediately to deliver to the Company an amount equal to the value of any Performance Share Units you received under this Award during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

6.
Clawback.  In the event that the Company is required to file a restatement of its financial results due to fraud, gross negligence or intentional misconduct by one or more employees and/or material non-compliance with Securities laws, the Company shall cancel the unvested performance share units previously granted to you in the amount by which such performance share units exceed any lower number of performance share units that would have been earned based on the restated financial results, for the performance period in which the restatement was required, and if applicable, any gain associated with the Award for that performance period shall be repaid to the Company by you in the amount by which such gain exceeds any lower gain that would have been made based on the restated financial results, to the full extent required or permitted by law.

If you are directly responsible for or involved in fraud, gross negligence or intentional misconduct that causes the Company to file a restatement of its financial results, the Company shall cancel the unvested performance share units previously granted to you, for the performance period in which the restatement was required, and if applicable, any gain associated with the Award for that performance period shall be repaid to the Company by you, to the full extent required or permitted by law.
This Section 6 shall be deemed to be automatically revised if the Company amends its clawback policy, and such amended clawback policy shall apply in lieu hereof.
7.	Taxes.
a.
Generally.  You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or UBS takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor UBS makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.  The Company may refuse to issue any Shares to you until you satisfy the tax withholding obligation.   For purposes hereof, “UBS” includes the Plan third party administrator and any successor thereto.

b.
Payment of Withholding Taxes.  Prior to each vesting date in connection with the Award that results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation, you must arrange for the satisfaction of the minimum amount of such tax withholding obligation, as required, in a manner acceptable to the Company.  You are responsible for obtaining professional advice as appropriate.  Prior to the vesting dates in connection with the Award, you shall be notified by UBS of any minimum tax withholding obligation.  You have the option of satisfying your minimum tax withholding obligation in one of two ways:

i.
By Surrendering Shares.  Unless you choose to satisfy the minimum tax withholding obligation by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and UBS to withhold a whole number of Shares from those Shares issuable to you as the Company and UBS determine to be appropriate to satisfy your minimum tax withholding obligation on each vesting date.

ii.
By Check (U.S. participants only), Wire Transfer or Other Means.  You may elect to satisfy your minimum tax withholding obligation by remitting to UBS as instructed an amount that the Company and UBS determine is sufficient to satisfy the minimum tax withholding obligation.

8.
Plan Information.    You acknowledge that you have received the Fiscal Year 2021-2023 (May 1, 2020-April 30, 2023) performance criteria and the Program summary from the Company, and you agree to receive stockholder information, including copies of any annual report, proxy statement and other periodic reports, from the Investor Relations section of http://www.wiley.com.  You acknowledge that copies of the Plan and stockholder information are available upon written or telephonic request to the Corporate Secretary.

9.
Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award shall be settled, shall be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of this Award on an ongoing basis is an extraordinary item which is outside the scope of your terms of employment or your employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate your employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

10.
Acceptance and Acknowledgment. I accept and agree to the terms of the Performance Share Unit Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement, the Plan and the applicable Program Summary, and acknowledge that I have read them carefully and that I fully understand their contents.